Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Houston American Energy Corp. on Form S-3 (File No. 33-228749), S-3 (File No. 333-220990, Form S-8 (File No. 333-220838), Form S-8 (File No. 333-151824), and in any amendments to those Registration Statements, of our report dated March 30, 2020, with respect to our audits of the consolidated financial statements of Houston American Energy Corp. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum llp
New York, New York
March 30, 2020